Exhibit 99.1

August 25, 2011

Investors May Contact:

Kevin Stitt, Bank of America, 1.980.386.5667

Lee McEntire, Bank of America, 1.980.388.6780

Reporters May Contact:

Jerry Dubrowski, Bank of America, 1.980.388.2840

jerome.f.dubrowski@bankofamerica.com

Berkshire Hathaway to Invest $5 Billion in Bank of America

CHARLOTTE – Bank of America Corporation announced today that it reached an agreement to sell 50,000 shares of Cumulative Perpetual Preferred Stock with a liquidation value of $100,000 per share to Berkshire Hathaway, Inc. in a private offering. The preferred stock has a dividend of 6 percent per annum, payable in equal quarterly installments, and is redeemable by the company at any time at a 5 percent premium.

In conjunction with this agreement, Berkshire Hathaway will also receive warrants to purchase 700,000,000 shares of Bank of America common stock at an exercise price of $7.142857 per share. The warrants may be exercised in whole or in part at any time, and from time to time, during the 10-year period following the closing date of the transaction. The aggregate purchase price to be received by Bank of America for the preferred stock and warrants is $5 billion in cash.

“We are building the best franchise in financial services and we have laid out a clear plan to deliver long-term shareholder value,” said Bank of America Chief Executive Officer Brian Moynihan. “I remain confident that we have the capital and liquidity we need to run our business. At the same time, I also recognize that a large investment by Warren Buffett is a strong endorsement in our vision and our strategy.”

“Bank of America is a strong, well-led company, and I called Brian to tell him I wanted to invest in it,” said Berkshire Hathaway Chairman and Chief Executive Officer Warren Buffett. “I am impressed with the profit-generating abilities of this franchise, and that they are acting aggressively to put their challenges behind them. Bank of America is focused on their customers and on serving them well. That’s what customers want, and that’s the company’s strategy.”

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Bank of America

Bank of America is one of the world's largest financial institutions, serving individual consumers, small- and middle-market businesses and large corporations with a full range of banking, investing, asset management and other financial and risk management products and services. The company provides unmatched convenience in the United States, serving approximately 58 million consumer and small business relationships with approximately 5,700 retail banking offices and approximately 17,800 ATMs and award-winning online banking with 30 million active users. Bank of America is among the world's leading wealth management companies and is a global leader in corporate and investment banking and trading across a broad range of asset classes, serving corporations, governments, institutions and individuals around the world. Bank of America offers industry-leading support to approximately 4 million small business owners through a suite of innovative, easy-to-use online products and services. The company serves clients through operations in more than 40 countries. Bank of America Corporation stock (NYSE: BAC) is a component of the Dow Jones Industrial Average and is listed on the New York Stock Exchange.

Forward-Looking Statements

Certain statements in this press release represent the current expectations, plans or forecasts of Bank of America and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. These statements often use words like “expects,” “anticipates,” “believes,” “estimates,” “targets,” “intends,” “plans,” “predict,” “goal” and other similar expressions or future or conditional verbs such as “will,” “may,” “might,” “should,” “would” and “could.” The forward-looking statements made in this press release include, without limitation, statements concerning: the closing of the agreement with Berkshire Hathaway Inc. to sell preferred stock and warrants (the “sale agreement”) and the receipt of the aggregate purchase price in the transaction. Forward-looking statements speak only as of the date they are made, and Bank of America undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date the forward-looking statement was made.

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These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond Bank of America’s control. Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements. You should not place undue reliance on any forward-looking statement and should consider all of the following uncertainties and risks, as well as those more fully discussed under Item 1A. “Risk Factors” of Bank of America’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2011, Item 1A. “Risk Factors” of Bank of America’s Annual Report on Form 10-K for the year ended December 31, 2010 and in any of Bank of America’s other subsequent Securities and Exchange Commission filings: the satisfaction of the closing conditions for the sale agreement, including obtaining any necessary regulatory or other approvals.

www.bankofamerica.com

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